EXHIBIT T

                            OTHER INFORMATION ABOUT
                  KAYNE, ANDERSON INVESTMENT MANAGEMENT, L.P.

     The principal executive officer of Kayne, Anderson Investment Management, L.P. and the members of KAIM Traditional, L.L.C., the general partner, and their principal occupations are as shown below. The business address of each such person is 1800 Avenue of the Stars, Suite 200, Los Angeles, California 90067.


NAME AND POSITION
WITH PORTFOLIO MANAGER        PRINCIPAL OCCUPATION
----------------------        --------------------

Richard A. Kayne              Chief Executive Officer, Kayne, Anderson
                              Investment Management, L.P.; Administrative
                              Manager of KAIM Traditional, L.L.C.

John E. Anderson              Chairman, TOPA Equities

Allan M. Rudnick              Chief Investment Officer, Kayne, Anderson
                              Investment Management, L.P.; Manager of
                              KAIM Traditional, L.L.C.

      Kayne, Anderson Investment Management, L.P. does not presently act as investment adviser to any other registered investment companies with investment objectives and policies similar to those of the Rising Dividends Series.
                                       T-1
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